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                                                                   EXHIBIT 21.1

                              TIBCO SOFTWARE INC.

                        SUBSIDIARIES OF THE REGISTRANT

 1. TIBCO Software International Inc., United States of America

 2. TIBCO Extensibility Inc., United States of America

 3. Panther Acquisition Corp., United States of America

 4. TIBCO Software Australia Pty. Ltd., Australia

 5. TIBCO Software NV, Belgium

 6. TIBCO Software Canada Inc., Canada

 7. TIBCO Software France SARL, France

 8. TIBCO Software GmbH, Germany

 9. TIBCO Software Srl, Italy

10. TIBCO Software Japan Inc., Japan

11. TIBCO Software Korea, Korea

12. TIBCO Software Singapore Pte. Ltd., Singapore

13. TIBCO Software SL, Spain

14. TIBCO Software Limited, United Kingdom

15. TIBCO Software BV, Holland

16. TIBCO Software Brasil LTDA, Brazil

17. TIBCO Software Hong Kong, Hong Kong

18. TIBCO Software AS, Norway

19. TIBX Software AB, Sweden